ETHICAL CONDUCT POLICY

A.         Purpose and Name

The purpose of this policy is to document the standards for ethical conduct of all Company employees, to establish appropriate procedures to prevent unethical and unlawful conduct and, if such conduct should occur, to detect it as soon as possible and take immediate action as appropriate.  This policy shall be referred to as the Company's "Ethical Conduct Policy."

B.         General Policy

The long-standing philosophy of the Company, recently reaffirmed by its Board of Directors, is that all the Company's business dealings shall reflect high ethical standards.  The Company expects all employees to use good judgment, high ethical standards and common honesty in all actions on behalf of the Company; to avoid conflicts of interest and undue outside influence upon their decisions and actions in the performance of work on behalf of the Company; and to refrain from involvement in situations that deprive the Company of the full measure of their working time, attention to duties, and loyalty.

A policy of this type is necessarily general because it is impossible to describe all potentially unethical behavior, all circumstances that could arise, all laws that may be relevant to the conduct of the Company's business, and all conditions that might be considered conflicts of interest.  Nevertheless, every employee is obligated to act in accordance with this Ethical Conduct Policy and is therefore obligated to seek an interpretation of the policy whenever he or she is in doubt as to the application of the policy to any circumstance, action, activity, or contemplated behavior. Such interpretations may be sought from his or her supervisor, from the Human Resources Department, from the Company's General Counsel or from any other member of the Company's management appropriate in the circumstances.  In addition, every employee is obligated to report any circumstance, action, activity or behavior which he or she suspects may be in violation of this policy.

Conflicts of interest are defined generally as circumstances that may give rise to actions contrary to the best interest of the Company or that may cause an employee to fail to perform his or her job in an efficient, effective and impartial manner.  The guidelines in this policy suggest types of relationships which may result in conflicts of interest or raise questions as to the personal integrity and ethical discharge of the functional responsibility of an employee of the Company.  Employees are expected to exercise good judgment and discretion in evaluating any particular activity so as to avoid an actual or apparent conflict of interest.  While certain activities are prohibited by this policy, the policy is primarily one of disclosure for the protection of both the employee and the Company.

Certain sections of this policy refer to the employee's immediate family, which includes spouse, parent, sister, brother, or child, in each case whether natural, adopted, "step" or "half."  The Company is aware that an employee may not be able to control the activities of other members of his or her immediate family. Again, the policy is primarily one of disclosure.  Knowledge of potential conflicts may allow management to take steps to avoid or minimize future problems.

It is not the Company's desire to discourage or limit the freedom of employees to engage in and maintain outside activities and interests that do not interfere with the performance of their duties for the Company. The Company is concerned only when there is a possible conflict of interest.

C.         Application

The provisions of this policy apply to all employees of the Company.

D.         General Standards of Conduct

1.         The Company will compete vigorously to assure our customers of the delivery of high‑quality products and services as economically as possible, and our shareholders of as high a long‑term return as possible, but will refrain from illegal, unfair, unethical or immoral business practices in all business endeavors.

2.         No employee may take any action on behalf of the Company that he or she knows or reasonably should know violates any applicable law or regulation.  This prohibition obviously applies to such activities as kickbacks, bribery, falsehoods, misrepresentations and misleading omissions.  Employees are urged to conduct their activities in such a manner as to comply with the "spirit" as well as the letter of this policy.  If an employee is in doubt as to whether a particular action would violate an applicable law or regulation, he or she should contact the General Counsel or, in his absence or at his discretion, another member of the Company's legal staff.

3.         No employee may offer, give or promise anything of value to government officials or staff members.  For purposes of this paragraph, the term "anything of value" includes, without limitation, any gifts, gratuities, favors, loans, expense reimbursements, cash and/or cash equivalents.  However, "anything of value" does not include a meal, entertainment or Company promotional item costing less than $50, provided that the government official or staff member involved has confirmed that he or she is permitted by law to accept such meal, entertainment or promotional item.  Any questions regarding application of this paragraph must be directed to the General Counsel or, in his absence or at his direction, another member of the Company's legal staff, before any meal, entertainment or promotional item is offered, given or promised.

4.         No Company employee is permitted to make any oral or written statement in any communication with government officials, agencies or staff that the employee knows or reasonably should know is untrue or misleading, including because of the omission of any material fact.  If an employee has a question or concern about a statement provided or to be provided to a government official, agency or staff, the employee should confer with the General Counsel or, in his absence or at his direction, another member of the Company's legal staff, if possible prior to provision of such statement.  Any Company employee who has communicated or expects to communicate with government officials, agencies or staff on any non‑routine matter involving the Company must report such communication (if possible, in advance) to the General Counsel or, in his absence or at his direction, another member of the Company's legal staff.  "Non‑routine" communication does not include inquiries concerning publicly available information and the like.

5.         Employees are expected to discharge their duties and responsibilities in such a manner as to merit public confidence in the Company.

6.         Whenever an employee has any doubt whether existing or contemplated activities could conflict with the Company's interest, the employee is obligated to make a complete disclosure of the facts as outlined in this policy.

7.         No employee shall make any misrepresentation of any kind or, through the omission of material facts, intentionally mislead an existing or potential customer, supplier, vendor, contractor, lessee, lessor or other person or entity doing or considering doing business with the Company.

8.         Unless specifically permitted by the Company, no Company employee shall give, offer or promise anything of value (other than promotional items procured by the Company for distribution or a meal costing no more than $100) to an agent or employee of an existing or potential customer, vendor, supplier, contractor, consultant, lessee, lessor or other person or entity doing or considering doing business with the Company, with the motive or intent of obtaining a benefit for the Company or himself or herself.  For purposes of this paragraph, "anything of value" includes, without limitation, gifts, gratuities, favors, loans, travel and entertainment of more than nominal value (i.e., costing no more than $100).  Under no circumstances shall Company employees give, offer or promise cash or cash equivalents.

E.         Specific Guidelines and Standards

1.         Outside Activities

Employees may engage in outside work and activities provided the following conditions are met:

a.         Unless specifically permitted by the Company, employees cannot work for or receive remuneration from, or otherwise engage in activities which creates an actual or apparent conflict of interest with, an existing or potential customer, vendor, supplier, contractor, consultant, lessee, lessor or other person or entity doing or considering doing business with the Company.

b.         Employees may not help another person or entity to obtain or perform any business with or for the Company in any manner that would give such person or entity an unfair advantage over other parties similarly situated.

c.         Employees may not engage in outside employment, self‑employment, or other outside activity not compatible with the full and proper discharge of the duties and responsibilities of their employment for the Company.  Incompatible activities include, but are not limited to, the following:

(1)        acceptance of a fee, compensation, gift, payment of expenses or any other thing of value in circumstances in which acceptance may create an actual or apparent conflict of interest; or

(2)        outside activities that tend to impair the employees' mental or physical capacity to perform their duties and responsibilities for the Company in an acceptable manner.

d.         "Exempt" employees (i.e., employees exempt from overtime pay) who intend to engage in outside employment, self‑employment or other outside activity described in paragraph E.1.c above are obligated to make a complete disclosure of pertinent facts as provided below in this policy.  Disclosure should be made prior to the employment or activity; however, in the unlikely event that prior disclosure is not reasonably possible, disclosure shall be made as soon as reasonably possible. Disclosure will not necessarily imply authorization by the Company to engage in the disclosed employment or activity. Should the Company consider the disclosed activity to be an actual or potential conflict of interest, it may require the affected employee to refrain from such activity.

e.         Officers and division heads must obtain prior written permission of the President, with a copy being forwarded to the Director of Human Resources, prior to undertaking any employment, self‑employment or outside activity described in paragraph E.1.c above.

f.          When a member of the immediate family of an exempt employee is employed by a customer, vendor, supplier, contractor, consultant, lessee or lessor of the Company, such employee shall report that employment in accordance with this policy.  In the vast majority of cases, such employment will not represent a conflict of interest, but full disclosure is required to protect the employee, his or her family and the Company against the appearance of a conflict of interest.

2.         Gifts, Entertainment and Favors

Subject to the exceptions below, no employee shall solicit or accept, directly or indirectly, any gift, gratuity, favor, entertainment, loan, expense reimbursement, cash, cash equivalent, promotional item or other thing of value (including travel, entertainment and purchase at discount or reduced prices) from an existing or potential customer, vendor, supplier, contractor, consultant, lessee, lessor or other person or entity doing or considering doing business with the Company.

The following are exceptions to the above restrictions:

a.                   An employee may accept food, refreshments, travel and entertainment that is of a "non‑lavish or modest nature"; i.e., that has a cost not exceeding $100.  Food, travel, refreshments and entertainment with a cost exceeding $100 are not necessarily prohibited, but must be disclosed as provided in this policy.  Such disclosure shall be made prior to acceptance if reasonably possible, or if not, as soon as possible.  Such disclosure should indicate an estimated value of the food, refreshments, travel and entertainment received.

b.         An employee may accept unsolicited gifts, advertising, promotional materials or other items of "nominal value"; i.e., of a cost not exceeding $100.  Such items having a value or cost of more than $100 must be disclosed promptly as provided in this policy.  Cash and cash equivalents may not be accepted in any amount.

c.         An employee may purchase articles at a discount or advantageous rate if the relationship between such employee and the seller or other party arranging the discount or advantageous rate is such that the discount or advantageous rate could not be construed to be an effort by the seller or other party to gain special or preferential treatment from such employee or the Company.

d.         An employee may accept loans on customary terms from banks or other financial institutions, notwithstanding any relationship between the Company and such banks or institutions.

Employees are expected to use good judgment and discretion in dealings with any existing or potential customer, vendor, supplier, contractor, consultant, lessee, lessor or other person or entity doing or considering doing business with the Company so as to avoid even the appearance of favoring or giving an advantage to any such party over a competitor.

3.         Antitrust and Fair Trade Practices

As part of the Company's overall policy of requiring compliance with law, it requires all employees to fully comply with federal and state antitrust and fair trade laws at all times. Therefore, all Company employees must familiarize themselves with the requirements and prohibitions set forth in this policy and comply with them.

a.         Relationship with Competitors

(1)        All employees are absolutely prohibited from entering into or continuing any agreement with a competitor concerning prices, costs, or terms and conditions of sale for any product sold by the Company or the competitor; provided, however, to the extent approved by the General Counsel, this absolute prohibition does not apply to sales made to competitors, product swaps with competitors, purchases from competitors and joint marketing efforts with competitors.  Even attempts to enter into prohibited agreements are unlawful and absolutely prohibited.  Proof of actual or attempted unlawful agreements is usually based on seemingly harmless statements that, standing alone, fall short of agreement.  To avoid any suggestion that you are entering or attempting to enter into unlawful agreements, employees must have no communication of any sort with any employee, agent or representative of a competitor regarding prices, costs or terms and conditions of sale for any product sold by the Company or the competitor, except as approved in advance by the General Counsel.

(2)        All employees are absolutely prohibited from entering into or continuing any agreement with a competitor concerning production levels, product quality or research, or customers, products or territories to be served by the Company or the competitor.  Proof of actual or attempted unlawful agreements is usually based on seemingly harmless statements that, standing alone, fall short of agreement.  To avoid any suggestion that you are entering or attempting to enter into unlawful agreements, employees must have no communication of any sort with any employee, agent or representative of a competitor regarding production levels, product quality or research, or customers, products, or territories to be served by the Company or the competitor.

(3)        Agreements between or among competitors to limit or not to transact business with a particular buyer or seller are often found to violate the antitrust laws.  Therefore, no employee may communicate with a competitor regarding such topics, even though the employee does not intend to suggest or enter into an agreement with the competitor, without prior approval of the General Counsel.

b.         Sales Practices

(1)        Company employees may not engage in "tying" in which a customer or distributor is required to purchase one product from the Company in order to be able to purchase some other separate product sold by the Company.

(2)                 Employees may not enter into agreements with independent dealers that limit the price at which the dealer may resell products purchased from the Company.  Agreements as to minimum resale prices are strictly prohibited.  Agreements as to maximum resale prices are prohibited.

(3)                 Except to meet competition, employees may not make reasonably contemporaneous offers for similar products at different prices to customers that compete with each other without first consulting with the General Counsel or, in his absence or at his direction, another member of the Company's legal staff.

(4)        Without the prior approval of the General Counsel, employees may not offer promotional allowances, service charges, handling fees or other terms to customers unless the same are made available to competing customers on a "proportionately equal" basis.

(5)        Without the prior approval of the General Counsel, employees may not provide services or facilities connected with the processing, handling, sale or offering for sale of any product unless the same are made available to competing customers on a "proportionately equal" basis.

(6)        Employees may not pay brokerage or commissions to any person or entity except for bona fide payments for services rendered.

(7)        Employees may not terminate a relationship with or refuse to sell to a distributor without first consulting with the General Counsel, or in his absence or at his direction, another member of the Company's legal staff.

(8)        Employees may not engage in below‑cost pricing or other strategic decisions for the purpose of harming competitors.

4.         Financial Interests

A conflict of interest could exist whenever an employee or a member of an employee's immediate family has a financial interest in a business, organization or entity that, directly or indirectly, is an existing or potential supplier, customer, competitor, contractor, vendor, lessee or lessor of the Company.  While such a financial interest is not necessarily prohibited, every employee is responsible for reporting any such financial interest for permission or a determination that no conflict of interest exists.

Exceptions from Reporting Requirements:  Two common types of ownership situations which are definitely permissible and do not represent a conflict of interest and do not need to be reported are:

a.         Ownership, including stock or other securities, of companies other than the Company which are publicly traded.

(However, officers, general managers, and certain management personnel, because of their job duties, will be requested to report ownership of such publicly traded stock in excess of a specific amount.)

b.         Financial interest in a bona fide farming operation which purchases the Company's products.

Ownership of other stocks or securities or other interests are not necessarily prohibited. However, employees are responsible for determining whether a conflict or a potential conflict of interest exists and for making a full and complete disclosure of pertinent facts in writing in accordance with this policy.

5.         Confidential Information

Except with the prior written consent of the Company, no employee may use proprietary or confidential information of the Company (or any related entity) for any purpose not specifically authorized by the Company, for direct or indirect personal gain, for the benefit of any current or future employer, or for the benefit of any business, organization or entity in which the employee or a member of his or her immediate family has a financial interest, nor may any employee disclose any information as to which the employee or the Company has an obligation of secrecy for the benefit of any outside party.  Company employees will not use improper or illegal means of gathering information about a competitor.  Theft, illegal entry and electronic eavesdropping are obviously unacceptable means of searching for competitive intelligence.  No employee may commission a third party to commit any act the employee himself is prohibited from committing. Also, employees are prohibited from disclosing to outsiders or fellow employees any information not commonly known or readily available to the public, unless such outsiders or fellow employees perform services for the Company which require knowledge of such information and such disclosure is otherwise permissible.

6.         Trading in Stock of Mississippi Chemical Corporation

Federal and state securities laws and regulations make it a criminal offense to trade in a security based upon material, non‑public information concerning the security or the entity which issued the security.  Securities include both stocks and bonds.  "Material" has been variously defined, but for purposes of this policy means information which would affect a reasonable investor's decision to buy or sell the security or the price at which he or she would be willing to do so.  "Non‑public" information includes confidential or proprietary information, as well as information which will be published, such as financial results, but which has not yet been made available to the public.  Whether information is non‑public or material will almost always depend upon the context within which it falls.

No employee or member of an employee's immediate family is permitted to buy or sell any security, including securities issued by the Company, based upon material, non‑public information learned by the employee during the course of his or her employment with the Company.  Consequently, any employee who possesses material, non‑public information concerning the Company or a related entity (a) may not sell or buy securities of the Company and (b) may not disclose such information to another person for the purpose of allowing that person to sell or buy securities of the Company based on such information.  Any employee with questions concerning this policy or its application to a particular situation should consult with the General Counsel or, in his absence or at his direction, with another member of the Company's legal staff, before any such buying, selling or disclosure occurs.

Officers and other management personnel from time to time named by the General Counsel must obtain prior clearance from the General Counsel or, in his absence or at his direction, with another member of the Company's legal staff, before buying or selling securities of the Company.

Officers, division heads and employees responsible for preparing accounting reports disclosing the quarterly and annual results of the Company are prohibited from buying or selling stock of the Company during the period that such reports are being prepared and are not yet disclosed publicly.

7.         Representation of the Company

Statements to the press, information and speeches, and other communications in the name of the Company or a related entity, or which could be interpreted as being issued in the name of the Company or a related entity, must be cleared with the Communications Department and the General Counsel prior to release.  All inquiries from the press should be referred to the Communications Department or, when appropriate, to Investor Relations.  The Company's name may not be publicly identified with any person, organization or political activity without authorization from an appropriate division head or other designated member of senior management.  Any employee with a question concerning this policy or its application to a particular situation should obtain guidance from the General Counsel or, in his absence or at his direction, from another member of the Company's legal staff prior to any activity described in this paragraph.

8.         Self‑Dealing

No employee is permitted to engage in personal business, transactions or financial activities with the aim or result of personal gain at the expense of the Company or because of Company activities.  (For example, an employee may not acquire property that he or she knows may be of interest to the Company.)  Activities by a member of an employee's immediate family can also constitute a conflict of interest in the form of "self‑dealing."  That is, an employee is not permitted to do indirectly (such as through a family member) what he or she is prohibited from doing directly.

Any employee with any questions about this policy or its application to a particular situation is obligated, prior to any activity that may constitute a conflict of interest or act of self‑dealing, to obtain clearance from the General Counsel or, in his absence or at his direction, from another member of the Company's legal staff.

Employees' acquiring, selling and/or dealing in surplus property of the Company is under the purview of the Company's Purchasing Department.

9.         Political Contributions or Political Office and Political Activities

No employee is permitted, directly or indirectly, to make a political contribution with funds of the Company or an affiliate or to make a political contribution in the name of the Company or an affiliate.  The Company does not discourage participation in outside political activity or the holding of political office so long as such activity is an individual effort and no connection between the Company or an affiliate and the activity is expressed or implied.  The Company may require an employee to affirmatively and publicly disavow any connection between his political activities and the Company or an affiliate.

10.        Outside Organizations and Activities

Officers of the Company may not serve as a director, consultant or agent of any unaffiliated for‑profit organization without prior written approval of the President.  In addition, such officers must promptly inform the President of their acceptance of service as a director, consultant or agent of any non‑profit organization.

Other Company employees shall exercise good judgment in accepting duties with other organizations, whether non‑profit or for‑profit, to ensure that no actual or apparent conflict of interest exists.  Any employee with questions about this policy or its application to a particular situation is obligated to obtain clearance from the General Counsel or, in his absence or at his direction, from another member of the Company's legal staff, preferably prior to the relevant service.

11.        Reporting and Legal Advice

Every employee is responsible for ensuring that his or her conduct conforms with applicable law and this policy.  Whenever an employee has a question concerning this policy or its application, such employee is obligated to obtain appropriate advice from his or her supervisor, from the Human Resources Department, from the Company's General Counsel or from any other member of the Company's management appropriate in the circumstances.

When a conflict of interest or potential conflict of interest does develop, and when reporting is otherwise required by this policy, the employee must disclose promptly and fully all pertinent facts, the questionable as well as the obviously objectionable.  Such disclosure may be oral or in writing; however, an oral disclosure must promptly be put in writing, whether by the employee or by a person with authority under this policy to approve the particular activity, interest or situation disclosed.  In any event, once a written disclosure is created and whether or not the particular activity, interest or situation disclosed is approved, a copy must be forwarded to the Director of Human Resources or his designee, who will be responsible for placing the record in the personnel file of the employee and notifying any other officers or employees who have a need to be aware of the disclosure.  The Director of Human Resources or his designee will have the same responsibility with respect to the written response to such disclosure, which may be a notation by the Director of Human Resources or his designee or a document created by a person with authority under this policy to approve the particular activity, interest or situation disclosed.  In many instances the particular activity, interest or situation disclosed will not constitute a conflict of interest or will be approved under this policy; in other cases, an employee may be required to forego participation in such activity, interest or situation, to dispose of an outside interest or to take other measures to eliminate an existing or potential conflict.

12.       Code of Ethics for Senior Financial Officers

This Ethical Conduct Policy is applicable to all employees. The Company's Senior Financial Officers are bound by the provisions set forth herein.  In addition to the Ethical Conduct Policy, the Company's senior financial officers are subject to a Code of Ethics for Senior Financial Officers.  The Code of Ethics for Senior Financial Officers has been adopted by the Board of Directors of the Company to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules, and regulations.

a.          Applicability

As used in this Code, the term Senior Financial Officer means the Company's Chief Executive Officer, Chief Financial Officer, and all other officer‑, director‑, and manager‑level employees who have accounting or financial statement preparation responsibilities.

b.         Principles and Practices

In performing his or her duties, each of the Senior Financial Officers must:

(1)         maintain high standards of honest and ethical conduct and avoid an actual or apparent conflict of interest as defined in the Company's Ethical Conduct Policy;

(2)         report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

(3)         provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

(4)         comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

(5)         promptly report violations of this Code to the Audit Committee of the Board of Directors.

c.          Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee of the Board of Directors.  Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

d.         Compliance and Accountability

The Audit Committee of the Board of Directors will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board or Directors appropriate action.

13.        Record Keeping

The Company requires honest and accurate recording and reporting of information to make responsible business decisions.

Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, ask your supervisor or your local Human Resources Manager.  Rules and guidelines are available from the Accounting Department.

All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls.  Unrecorded or "off the books" funds or assets should not be maintained.

In business records and communications employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  In addition, employees should be aware that communications intended to be private can become public in certain circumstances, resulting in potential embarrassment and legal liability to the Company and the employee.  This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company's General Counsel.

F.         Enforcement and Implementation

1.         The General Counsel has overall responsibility for the interpretation and enforcement of this Ethical Conduct Policy.  In performing these functions, the General Counsel may consult with the Director of Human Resources, Corporate Audit, the corporate officers, and the plant general manager.

2.         The Vice President‑Administration, with aid as needed from the office of the General Counsel, is responsible for (a) ensuring that all employees participate in appropriate training programs concerning his policy, (b) disseminating publications that inform employees of this policy, and (c) ensuring that all employees acknowledge receipt and understanding of the Company's Ethical Conduct Policy as required below.

3.         Each manager is responsible for monitoring his or her areas of responsibility to ensure compliance with the Company's Ethical Conduct Policy.  In addition, each level of supervision is expected to ensure that the policy is communicated to the employees he or she supervises and to make such employees available from time to time for participation in training programs related to this policy.

4.         The Company's Manager of Corporate Audit reports directly to the Vice President‑Administration and separately to the Audit Committee of the Company's Board of Directors. The Corporate Audit Department ("Corporate Audit") has a right of access to any and all Company documents and records at its request, and no employee will be permitted to bar Corporate Audit from any document or record.  Corporate Audit's scope of work includes reviewing compliance with Company policies, including the Ethical Conduct Policy, and with laws and regulations, as well as a review of the effectiveness of the Company systems to ensure compliance therewith.  The General Counsel and the Manager of Corporate Audit will consult from time to time regarding the audit plan with respect to Company compliance matters, and the General Counsel may request the assistance of Corporate Audit in reviewing employee compliance with this Ethical Conduct Policy and applicable law.

5.         Each employee is responsible for ensuring his or her own compliance with this policy and for obtaining legal or other advice necessary for compliance.

6.         Violation of this Ethical Conduct Policy may result in disciplinary action up to, and including, termination of employment.

7.         Each employee will be required to acknowledge in writing annually that he or she has received a copy of, read, understands, and agrees to comply with this policy and is then in compliance with this policy.  Such acknowledgment will be on a form provided by the Company.  Failure to provide such written acknowledgment or failure to take the actions necessary for such acknowledgment to be truthful will generally be considered a violation of this policy.

8.         Every employee is obligated to report suspected violations of this Ethical Conduct Policy and of applicable laws, regulations and other policies referred to in this policy.  Employees are encouraged to report such suspected violations to their supervisors; however, any employee who chooses may report suspected violations to the General Counsel or any other member of Company management.

All reports of suspected violations will be promptly investigated and treated confidentially in accordance with the Company's legal obligations and the needs of the investigation. Employees are expected to cooperate with any investigation.

9.         No employee will be retaliated against for reporting to the Company in accordance with this policy what he or she suspects in good faith to be a violation of this Ethical Conduct Policy and laws, regulations and other policies referred to in this policy.    Any employee who believes he or she has been retaliated against for making such a report should inform his or her supervisor or the General Counsel immediately.  Employees who violate this non‑retaliation policy will be subject to disciplinary action up to, and including, termination of employment.

10.        When considering the promotion of a Company employee, the Company will consider the employee's past compliance with this Ethical Conduct Policy, applicable laws and regulations, and other policies and procedures of the Company.  In considering an applicant for employment, the Company will conduct reference checks that will make inquiry concerning any applicant history of violating the law or other unethical behavior.  The General Counsel will periodically consult with the Human Resources Department to ensure that such inquiries are performed and, when appropriate, to suggest any additional screening devices for applicants for jobs that possess substantial discretionary authority.

11.        The existing Company Corporate Environmental Program and Corporate Safety Program are incorporated herein by reference.  To the extent any conflict exists between this policy and those programs, this policy shall control.